OrthoPediatrics Corp. Announces Expansion of its Warsaw Headquarters

WARSAW, Indiana, August 14, 2018 — OrthoPediatrics Corp. (NASDAQ:KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today the expansion of its Warsaw, Indiana headquarters. The planned $1M expansion will double the Company’s existing warehouse while creating additional open-concept office space and dedicated training and education facilities.

The Company will host a ground-breaking ceremony on Thursday, August 16th, at 2:00pm ET.

The Indiana Economic Development Corporation (IEDC) is a great supporter of this initiative, adding “Indiana is known as one of the leading hubs for orthopedics, and we are excited to see this trend not only continue but strengthen with the commitment of companies like OrthoPediatrics,” said Elaine Bedel, IEDC President. “Our industry leaders are innovating new products and developing 21st century solutions for people in need across the world, while serving Hoosiers and their families here at home by providing good, skilled jobs. We are glad that OrthoPediatrics is choosing to expand here in Indiana, and we can’t wait to see what’s next for this growing team.”

Mark Throdahl, Chief Executive Officer of OrthoPediatrics, commented, “For the last 10 years, OrthoPediatrics has grown revenue 20% or more every year, and we reported 28% revenue growth last quarter. Since our IPO in October 2017, we have been aggressively investing in growth initiatives, including hiring additional associates, tripling the deployment of consigned implant/instrument sets, increasing our investment in R&D, and expanding our clinical education programs. With all the exciting opportunities we are pursuing, we have simply outgrown our current building! The physical expansion of our headquarters reflects OrthoPediatrics’ growth and commitment to our surgeons and their patients so we can continue strengthening our leadership in pediatric orthopedics.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 25 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 38 countries outside the United States.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward- looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 15, 2018. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo (646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com